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                                                                    Exhibit 10.3


                                December 14, 1995








Dear

I am pleased to inform you that the Grand Union Board of Directors has this week
granted you options to purchase        shares of Grand Union common stock at a
price of $6.625 ($6 5/8) per share.

These options may be exercised partially or fully once formal approval of the Plan by the stockholders is received at the Annual Stockholders Meeting (August or September, 1996) through December, 2005.

You have worked hard to earn this award. It's great to see you get this recognition. Thanks for your help.


                                             Sincerely,


                                             \s\ Joseph J. McCaig
                                             --------------------
                                                 Joseph J. McCaig